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                                                                    Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Canyon Resources Corporation on Form S-3 (File Nos. 333-00175, 333-11561 and 333-18449) and Form S-8 (File No. 33-37306) of our report, which includes an explanatory paragraph regarding the Company's change in accounting for impairments of long-lived assets in 1995, dated March 12, 1998, except for Note 8(a) as to which the date is March 31, 1998, on our audits of the consolidated financial statements of Canyon Resources Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K.


/s/Coopers & Lybrand L.L.P.

Denver, Colorado
March 31, 1998